Mitek Appoints Max Carnecchia as Chief Executive Officer

SAN DIEGO, CA, Nov. 6, 2018 - Mitek Systems, Inc. (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and digital identity verification solutions, announced today that Max Carnecchia has been named Chief Executive Officer and appointed to the company’s Board of Directors, effective immediately.

Mr. Carnecchia brings decades of success leading enterprise software, SaaS, and analytics companies, and he has deep experience driving revenue growth, consistent profitability, and margin expansion, resulting in significant shareholder value creation. Among other companies, he was CEO of publicly-traded Accelrys, where he achieved significant growth, increasing revenue from $75 million to $185 million, while successfully transitioning the company into the leading global provider of scientific product lifecycle management software and services. Max remained as the CEO of Accelrys (renamed BIOVIA) following its acquisition by Dassault Systèmes in 2014 for a significant premium.

“Powerful trends in digital transformation are creating major opportunities for our solutions,” said Bruce Hansen, Chairman of the Board. “With Mr. Carnecchia’s impressive record of shareholder value creation at multiple public companies, Max is joining Mitek at a pivotal time. His proven record of driving growth and operational excellence will propel Mitek to the next level.”

Most recently, Mr. Carnecchia was CEO of Illuminate Education, Inc., the leading cloud-based student assessment and reporting platform, where he led an overhaul in operations that resulted in significant EBITDA growth. Prior to Accelrys he served as interim CEO of Interwoven, a publicly-traded content management solutions company, which he led through numerous acquisitions and initiatives to significantly grow revenue while improving operating margins, profitability and cash flow. Under his leadership, Interwoven was acquired in 2009 for a significant premium.

“Mitek is an exciting company with market leadership in Mobile Deposit and on a path to accelerated growth with its digital identify verification solutions,” said Mr. Carnecchia. “I’m thrilled to join this team, which has consistently delivered outstanding results. Together, I am confident we can execute on the strategy and pursue all opportunities available to us to create value for shareholders.”

Required Information regarding inducement equity grants:
In connection with Mr. Carnecchia’s employment, the Board of Directors of the Company granted to Mr. Carnecchia options to purchase up to 172,179 shares of the Company’s common stock and 94,738 restricted stock unit awards. The options have an exercise price of $9.50 per share, the closing price of the Company’s common stock as quoted on The NASDAQ Stock Market on the grant date. 90,939 of the options vest over four years, with 25% of such options vesting on the first anniversary of the date of grant, with the remaining 75% vesting ratably on a monthly basis thereafter. 81,240 of the options vest over five years, with 25% of such options vesting on the second anniversary of the date of grant, with the remaining 75% vesting ratably on a monthly basis thereafter. The options have a ten-year term. 47,369 of the restricted stock unit awards will vest in four equal annual installments, with the first installment vesting on the first anniversary of the date of grant. The other 47,369 restricted stock unit awards will vest in four equal annual installments, with the first installment vesting on the second anniversary of the date of grant. In addition to the foregoing, Mr. Carnecchia was also granted performance options to purchase 800,000 shares of the Company’s common stock at an exercise price of $9.50 per share, the closing price of the Company’s common stock as quoted on The NASDAQ Stock Market on the grant date. The performance options vest upon the price per share of the Company’s common stock reaching certain predetermined levels above the exercise price during the five-year period after the date of grant.

In addition, none of the performance options will vest prior to the third anniversary of the date of grant outside a change of control of the Company. The options (including the performance options) and restricted stock unit awards were granted as an inducement to Mr. Carnecchia to accept employment with the Company and were granted in accordance with NASDAQ Listing Rule 5635(c)(4).
About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and digital identity verification solutions built on the latest advancements in AI and machine learning. Mitek’s identity verification solutions enable an enterprise to verify a user’s identity during a digital transaction, which assists financial institutions, payments companies and other businesses operating in highly regulated markets in mitigating financial risk and meeting regulatory requirements while increasing revenue from digital channels. Mitek also reduces the friction in the users’ experience with advanced data prefill and automation of the onboarding process. Mitek’s innovative solutions are embedded into the apps of more than 6,100 organizations and used by more than 80 million consumers for mobile check deposit, new account opening and more. Learn more at www.miteksystems.com. [(MITK-F)]

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